Exhibit 99.1

         PAYLESS SHOESOURCE REPORTS FEBRUARY SAME-STORE SALES RESULTS

    TOPEKA, Kan., March 3 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today reported that same-store sales increased 13.5 percent during the February reporting period, the four weeks ended February 26, 2005.

    Company sales totaled $182.5 million, a 10.8 percent increase from $164.7 million during fiscal February of last year.

     Sales were as follows (unaudited):

                      FEBRUARY SALES* (DOLLARS IN MILLIONS)

                           Percent        Same-Store Sales***
     Fiscal     Fiscal     Increase/      Percent
     2005**     2004**    (Decrease)      Increase/(Decrease)
     --------   -------   ----------      ------------------
     $  182.5   $ 164.7      10.8%               13.5%

    *    Sales from continuing operations.

    ** The fiscal year for operations in the company's Latin American region and Japan is based on a December 31 year-end. Operations in the company's Latin American region (177 stores) and Japan are currently included in total company results on a one-month lag relative to results from other regions.

    *** Same-store sales represent sales of those stores in the United States, Canada, Puerto Rico, Guam and Saipan that were open during both periods. Same-store-sales exclude stores in the company's Latin American region.

    "We are pleased with our strong performance in February, as it suggests that our new tactics are beginning to work," said Steven J. Douglass, Chairman and Chief Executive Officer. "Our inventory position, trend-right merchandise, effective promotions and compelling messaging all contributed to the strong February performance."

    Looking ahead to March and April, the company remains committed to its long-standing goal to achieve low single-digit positive same-store sales on a consistent basis. In addition, performance in March will likely benefit from the shift in Easter to March 2005 from mid-April last year and April sales will likely be negatively affected by the shift.

    Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere. As of the end of February 2005, the Company operated a total of 4,646 stores offering quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com(R), at http://www.payless.com .

    This release contains forward-looking statements relating to anticipated financial performance, strategic alternatives, and the impacts of such alternatives on anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, and the Form 10-Q for the quarter ending October 30, 2004, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    For additional information regarding February 2005 sales performance, please call the Payless ShoeSource Investor Relations phone line at 1-800-626-3204. Select submenu 1, option 2. Or, visit our Investor Relations website at http://www.paylessinfo.com .

SOURCE  Payless ShoeSource, Inc.
    -0-                             03/03/2005
    /CONTACT: Timothy J. Reid of Payless ShoeSource, +1-785-295-6695/ /Company News On-Call: http://www.prnewswire.com/comp/136152.html / /Web site: http://www.paylessinfo.com /
    (PSS)